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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                           ---------------------------


                        Date of Report (Date of earliest
                         event reported) March 30, 1998



                             SONOCO PRODUCTS COMPANY
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             (Exact name of registrant as specified in its charter)



      SC                          1-11261                       57-0248420
--------------             ------------------------         -------------------
 (State of                 (Commission File Number)           (IRS Employer
incorporation)                                              Identification No.)



North Second Street, Hartsville, South Carolina       29551-0160
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(Address of principal executive offices)              (Zip Code)


                                 (803) 383-7000
                         -------------------------------
                         (Registrant's telephone number,
                              including area code)

                                       NA
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          (Former name or former address, if changed since last report)


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Item 5.           Other Events.

         Sonoco Products Company has substantially completed the previously announced sales of its North American labels and industrial containers operations.

         The sale of Sonoco's North American labels operations to CCL Industries Inc., of Willowdale, Ontario includes seven labels facilities in the United States, one in Mexico, and one in Puerto Rico. The sale of the labels facility in Puerto Rico has not closed but is expected to do so during the second quarter of 1998. When fully completed, the North American labels sale will result in cash proceeds of approximately $100 million. A one-time asset impairment charge of $174.5 million after tax was recognized in the fourth quarter of 1997 related to the assets held for sale.

         The sale of the fibre and plastic drums operations of Sonoco's industrial containers business to Greif Brothers Corporation includes 20 facilities in the United States and one in Mexico. The sale of the remaining portion of Sonoco's industrial containers business, intermediate bulk containers, consisting of one plant in Lavonia, Georgia, has not closed but is expected to do so during the second quarter of 1998. When fully completed, the industrial containers sale will result in cash proceeds of approximately $225 million and a one-time, after-tax gain of approximately $55 million.

         The net cash proceeds from both of these sales, when fully completed, should be approximately $300 million, of which $150 million will be used to fund the previously announced stock repurchase program that is about two-thirds complete. The remainder will be used for debt reduction and other corporate purposes. As announced on March 30, 1998, the Company has commenced a fixed spread tender offer for any and all of its 9.20% Debentures due August 1, 2021. The purchase of the Debentures will result in an extraordinary charge against earnings in the second quarter of 1998 of up to $20 million, assuming that all Debentures are tendered.

         Sonoco's decision to sell the labels and industrial containers businesses was based on the conclusion that neither of these businesses fit the Company's long-term strategic objectives and that its shareholders would be better served if Sonoco's resources were concentrated on its other businesses that meet its strategic criteria.

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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                           SONOCO PRODUCTS COMPANY



                                           By   /s/ F. Trent Hill, Jr.
                                               ---------------------------------
                                              Name:  F. T. Hill, Jr.
                                              Title: Vice President and
                                                     Chief Financial Officer



Date:  April 14, 1998